EXHIBIT 99.1
Fastenal Company Reports 2015 First Quarter Earnings
WINONA, Minn., April 14, 2015 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended March 31, 2015. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended March 31:

	Three-month Period
	2015	2014	Change
Net sales	$953,317	876,501	8.8%
Business days	63	63
Daily sales	$15,132	13,913	8.8%
Pre-tax earnings	$203,512	178,845	13.8%
% of sales	21.4%	20.4%
Net earnings	$127,606	111,931	14.0%
Net earnings per share (basic)	$0.43	0.38	13.2%
BUSINESS UPDATE
We are a growth centered organization and we constantly strive to make investments into growth drivers of our business. These investments typically center on people. By adding more people we add to our ability to interact with and ‘to serve’ our customers from our local store and to ‘back them up’ in some type of support role. Our goal is to aggressively add the former and to allow efficiency gains to limit the additions of the latter. In recent years this investment has also centered on more FAST Solutions® (industrial vending) devices ‘to serve’ our customers’ needs on a 24 hour / 7 day basis.
The table below summarizes our store employee count and our total employee count. The employee count information is presented in two distinct formats. The first format looks at the employee count at the end of the period, this is intended to demonstrate the energy (or rather capacity) added. The second format looks at the average full-time equivalent employee count (based on a 40 hour week), this is intended to demonstrate the change in the average hours available during the quarter. The final two items summarize our investments in either FAST Solutions® (industrial vending) devices or in store locations. The information is as follows:

				Change Since:
	Q1 2014	Q4 2014	Q1 2015	Q1 2014	Q4 2014
End of period total store employee count	11,840	12,293	12,907	9.0%	5.0%
Average full-time equivalent store employee count	10,206	10,376	10,421	2.1%	0.4%

End of period total employee count	17,788	18,417	19,218	8.0%	4.3%
Average full-time equivalent employee count	15,040	15,512	15,544	3.4%	0.2%

FAST Solutions® (industrial vending) machines (device count)	42,153	46,855	48,545	15.2%	3.6%
Number of store locations	2,683	2,637	2,624	-2.2%	-0.5%

Note – Full-time equivalent is based on 40 hours per week.
Several items worth noting with respect to our results in the first quarter of 2015:

(1)	The January and February time frame in 2015 was hit hard by poor weather, as was also true in 2014.

(2)
The first quarter of 2015 was hit hard by a slowdown in our business with customers connected to the oil and gas industry. This connection includes direct industry participants as well as those with a geographic connection.

(3)
The first quarter of 2015 saw our gross profit improve from the fourth quarter of 2014. Given our seasonality, this is not uncommon, as the fixed cost of our trucking network is spread over higher net sales in the first quarter. However, we executed well and improved our gross margin beyond the pure seasonality of the business. In addition, we funded the employee growth noted above and paid for much of it with cost savings elsewhere. This helped us to limit the total growth in operating and administrative expenses.

(4)
This brings us to incremental pre-tax earnings. Our pre-tax earnings grew $24.7 million from the first quarter of 2014 to the first quarter of 2015, and our net sales grew $76.8 million. This results in incremental pre-tax earnings of 32.2% ($24.7 million / $76.8 million).

Thank you for your interest in Fastenal, the rest of this earnings release is typical Fastenal. We have included a discussion of the following aspects of our business:

1.	Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Growth drivers of our business – a recap of how we grow our business.

3.	Profit drivers of our business – a recap of how we increase our profits.

4.	Statement of earnings information – a recap of the components of our income statement.

5.	Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and growth rates in net sales were as follows:

	Three-month Period
	2015	2014
Net sales	$953,317	876,501
Percentage change	8.8%	8.7%
Business days	63	63
Daily sales	$15,132	13,913
Daily sales growth rate	8.8%	8.7%
Impact of currency fluctuations (primarily Canada)	-1.0%	-0.6%
The increase in net sales in the periods noted for 2015 and 2014 came primarily from higher unit sales. Net sales were impacted by slight inflationary price changes in our non-fastener products and some price deflation in our fastener products, but the net impact was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our FAST Solutions® (industrial vending) initiative has stimulated faster growth with a subset of our customers (discussed later in this document). The higher unit sales resulted primarily from increases in sales at older store locations (discussed below and again later in this document) and to a lesser degree the opening of new store locations in the last several years. The growth in net sales at the older store locations was due to the growth drivers of our business (discussed later in this document). The impact of change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	12.0%	8.6%	5.6%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
2013	6.7%	8.2%	5.1%	4.8%	5.3%	6.0%	2.9%	7.2%	5.7%	7.7%	8.2%	6.7%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2015 group – opened 2013 and earlier, 2014 group – opened 2012 and earlier, and 2013 group – opened 2011 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	11.2%	7.8%	4.8%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
2013	5.0%	6.5%	3.4%	3.1%	3.5%	4.3%	1.4%	5.5%	4.2%	6.1%	6.2%	4.9%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2015 group – opened 2010 and earlier, 2014 group – opened 2009 and earlier, and 2013 group – opened 2008 and earlier). This group, which represented about 90% of our total sales in the first three months of 2015, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	10.8%	7.2%	4.8%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
2013	3.2%	5.6%	2.3%	2.0%	2.7%	3.4%	0.6%	4.7%	3.2%	5.3%	6.1%	4.8%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our net sales growth over the last several years. During the years 2013 and 2014, it lowered our net sales growth by 0.2% and 0.5%, respectively. In the first quarter of 2015, it lowered our net sales growth by 1.0%.
During the first half of 2013, the fastener product line was heavily impacted by our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to: mining, military, agriculture, and construction. The daily sales growth in July 2013 and December 2013 were negatively impacted by the timing of the July 4th holiday (Thursday in 2013 versus Wednesday in 2012) and the Christmas/New Year holiday (Wednesday in 2013 versus Tuesday in 2012). This resulted in a 'lone' business day on Friday, July 5, 2013, in which many of our customers were closed, and three distinct one to two day work periods in the last two weeks of December 2013. The December 2013 impact was amplified due to poor weather conditions.

Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) began to improve late in 2013 and into 2014. This makes sense given the trends in the PMI Index. In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014). In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing (primarily serving the mining, military, agricultural, and construction end markets), which represents approximately one fifth of our business, had a very weak 2013, but stabilized late in 2013 and improved in 2014.
In the first quarter of 2015, our business weakened. Similar to 2014, we experienced poor weather in North America; however, the real weakness was economic. The biggest impact came from customers engaged in the oil and gas business, but we also experienced weakness in other industries, as evidenced by the decline in the PMI Index.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April 2015, in April 2014, and in March 2013), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).
The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2015', '2014', and '2013' lines represent our actual sequential daily sales changes. The '15Delta', '14Delta', and '13Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

											Cumulative
											Change from
											Jan. to
	Jan. (1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Mar.	Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	6.0%	15.9%
2015	-3.6%	-0.1%	4.2%								4.0%
15Delta	-4.4%	-2.3%	0.4%								-2.0%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	10.3%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	4.3%	0.3%
2013	-0.4%	2.0%	3.4%	-1.1%	1.0%	3.2%	-5.5%	5.5%	2.9%	-2.9%	5.4%	8.2%
13Delta	-1.2%	-0.2%	-0.4%	-1.5%	-2.1%	0.5%	-3.4%	3.0%	-0.8%	-1.7%	-0.6%	-7.7%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

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End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.9%
2014	9.0%	11.2%	13.7%	13.8%	12.0%
2013	7.0%	5.9%	4.7%	7.2%	6.3%
Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and other). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (just under 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, sales of fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	5.5%
2014	1.6%	5.5%	9.9%	11.4%	6.9%
2013	1.7%	1.9%	1.0%	1.9%	1.6%

By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, sales of non-fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	11.7%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
2013	10.8%	8.5%	8.9%	12.0%	10.1%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong FAST Solutions® (industrial vending) program; this is discussed in greater detail later in this document. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.2%
2014	2.9%	7.5%	9.3%	12.6%	7.8%
2013	2.9%	0.7%	3.9%	2.8%	2.5%
We believe the weakness in the economy throughout 2013, and during early 2014, particularly in the non-residential construction market, was amplified by global economic uncertainty combined with economic policy uncertainty in the United States. This weakness was amplified by severe winter weather conditions in January and February 2014 and 2015 and the economic weakness of early 2015.
A graph of the sequential daily sales trends to these two end markets in 2015, 2014, and 2013, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
Manufacturing

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GROWTH DRIVERS OF OUR BUSINESS
Note – Dollar amounts in this section are presented in whole dollars, not thousands.
We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by great people located in close proximity to our customers. This allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings were initially in the United States and expanded beyond the United States beginning in the mid 1990's.
For a little perspective, we began our business in 1967 with an idea to sell nuts and bolts (fasteners) through vending machines. We soon learned the technology of the 1960's wasn't ready, and also learned a lot of products didn't fit, so we went to 'Plan B'; sell to business users with a direct sales force. It took us a number of years to 'work out the bugs', but ten years later we began to pick up the pace of store openings. After another ten years of expansion we had approximately 50 stores and sales of about $20 million. Our need for cash to fund our growth was growing, as was our desire to allow employee ownership. This led us to a public offering in 1987.
In our first ten years of being public (1987 to 1997), we opened stores at an annual rate approaching 30% per year. In the next ten years (1997 to 2007), we opened stores at an annual rate of approximately 10% to 15% and, since 2007, at an annual rate of approximately 1% to 8%. We opened 24 stores in 2014, an annual rate of approximately 1%, and currently expect to open approximately 20 in total for 2015.
During our almost 50 years of business existence, we have constantly evolved to better serve the market (as is described in the paragraphs below) and have always been willing to challenge our approach. In our first 20 to 25 years, we closed several store locations because we felt the market was insufficient to operate a profitable 'fastener only' business. Every one of those locations was subsequently ‘reopened’ when our business model evolved to serve these markets profitably. During the last 20 to 25 years, we have enjoyed continued success with our store-based model, and we continue to challenge our approach. Based on this approach, we have closed approximately 85 stores in the last ten years - not because they weren’t successful, but rather because we felt we had a better approach to growth. In the first six months of 2014, we continued to challenge our approach and closed about 20 stores (all but four of these locations were in close proximity to another Fastenal store). In the second quarter of 2014 we took a hard look at our business and identified another 45 stores to close in the second half of 2014 (all but eight of these locations are in close proximity to another Fastenal store). During the second half of 2014, we identified some additional stores for closure and closed about 52 stores in total. Several items we think are noteworthy: the group of stores we identified for closure in the second half of 2014 was profitable in the first quarter of 2014 (our analysis measurement period); those stores operated with average sales of about $36 thousand per month. We chose to close this group because we felt this was simply a better approach to growing our business profitably.
There is a short-term price for closing these stores; and, since we believe we will maintain the vast majority of the sales associated with these locations and since most of the impacted employees have a nearby store from which to operate, the price primarily relates to the future commitments related to the leased locations. During the second quarter of 2014, we recorded the impaired future costs related to these commitments. The expense was not material as these locations have relatively short lease commitments and minimal leasehold improvements. We use the term closed; however, we consider them to be consolidated into another location since the vast majority are in close proximity to another store. During the first three months of 2015, we closed thirteen stores.
During the years, our expanding footprint has provided us with greater access to more customers, and we have continued to diversify our growth drivers. This was done to provide existing store personnel with more tools to grow their business organically, and the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines beyond primarily fasteners, and we added new product knowledge to our bench (the non-fastener products now represent about 60% of our sales). This was our first big effort to diversify our growth drivers. The next step began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) sales related to our internal manufacturing division, (2) government sales, (3) internet sales, (4) construction, (5) specific products (most recently metalworking), and (6) FAST Solutions® (industrial vending). Another step occurred at our sales locations (this includes Fastenal stores as well as strategic account stores and in-plant locations) and at our distribution centers, and began with a targeted merchandising and inventory placement strategy that included our 'Customer Service Project' approximately thirteen years ago and our 'Master Stocking Hub' initiative approximately eight years ago. These strategies allowed us to better target where to stock certain products (local store, regional distribution center, master stocking hub, or supplier) and allowed us to improve our fulfillment, lower our freight costs, and improve our ability to serve a broader range of customers. During 2013 and 2014, we expanded our store based inventory offering around select industries (with an emphasis on fasteners, construction products, and safety products) and beginning in the latter half of 2013 we expanded two key employee groups: (1) the number of employees working in our stores and (2) the number of district and regional leaders supporting our stores. To improve the efficiency, accuracy, and capacity of our distribution centers, we made significant investments into distribution automation over the last several years (a majority of our facilities are now automated, and greater than 80% of our picking occurs at an automated distribution center). Finally, our high frequency distribution center, internally known as T-HUB, is now operational to support vending and other high frequency selling activities. The theme that shines through in all these changes is a simple one – invest into and support our sales machine – the local store.
Over the last several years, our FAST Solutions® (industrial vending) operation has been an expanding component of our store-based business. We believe industrial vending will be an important chapter in the Fastenal story; we also believe it has the potential to be transformative to industrial distribution, and that we have a 'first mover' advantage. Given this, we have been investing aggressively to maximize the advantage.
Our expanded industrial vending portfolio consists of 19 different vending devices, with the FAST 5000 device, our helix based machine (think candy machine), representing approximately 40% of the installed machines. We have learned much about these devices over the last several years and currently have target monthly revenue ranging from under $1,000 to in excess of $3,000 per device. The following two tables provide two views of our data: (1) actual device count regardless of the type of machine and (2) ‘machine equivalent' count based on the weighted target monthly revenue of each device (compared to the FAST 5000 device, which has a $2,000 monthly revenue target). For example, the 12-door locker, with target monthly revenue of $750, would be counted as ‘0.375 machine equivalent’ (0.375 = $750/$2,000).

The industrial vending information related to contracts signed during each period was as follows:

		Q1	Q2	Q3	Q4	Annual
Device count signed during the period	2015	3,962
	2014	4,025	4,137	4,072	4,108	16,342
	2013	6,568	6,084	4,836	4,226	21,714

'Machine equivalent' count signed during the period	2015	2,916
	2014	2,974	3,179	3,189	3,243	12,585
	2013	4,825	4,505	3,656	3,244	16,230
The industrial vending information related to installed machines at the end of each period was as follows:

		Q1	Q2	Q3	Q4
Device count installed at the end of the period	2015	48,545
	2014	42,153	43,761	45,596	46,855
	2013	32,007	36,452	39,180	40,775

'Machine equivalent' count installed at the end of the	2015	35,997
period	2014	30,326	31,713	33,296	34,529
	2013	22,020	25,512	27,818	29,262
The following table includes some additional statistics regarding our sales and sales growth:

		Q1	Q2	Q3	Q4
Percent of total net sales to customers with	2015	40.5%
industrial vending[1]	2014	37.8%	37.0%	37.8%	39.3%
	2013	27.5%	30.0%	33.3%	36.6%

Daily sales growth to customers with	2015	12.3%
industrial vending[2]	2014	19.7%	20.9%	21.9%	20.0%
	2013	23.9%	18.9%	15.2%	18.7%
1 The percentage of total sales (vended and traditional) to customers currently using a vending solution.
2 The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the same period in the preceding year.
In addition to the industrial vending operation noted above, which primarily relates to our non-fastener business, we also provide bin stock programs (also known as ‘keep fill’ programs in the industry) to numerous customers. This business, which relates to both our maintenance customers (MRO fasteners and non-fasteners) and original equipment manufacturers (OEM fasteners), has many similar attributes to our industrial vending relationships. These attributes include a strong relationship with these customers, where we are often their preferred supplier, and a frequent level of business transactions. This business is performed without the aid of a vending machine, but does make use of the latest scanning technologies, scale systems, and our fully integrated distribution network to manage the supply chain for all sizes of customers. In recent years, we have begun to refer to this business as FMI (Fastenal Managed Inventory).
PROFIT DRIVERS OF OUR BUSINESS
As we state several times in this document, profit is important to us. For a distribution business profit and cash flow go hand in hand, and this cash flow funds our growth; creates value for our customers, our employees, our suppliers, and our shareholders; and provides us with short-term and long-term flexibility. Over time, we grow our profits by continuously working to grow sales and to improve our relative profitability. We achieve our improvements in relative profitability by improving our relative gross profit, by structurally lowering our operating expenses, or both.
We also grow our profits by allowing our inherent profitability to shine through - we refer to this as the 'pathway to profit'. The distinction is important. The ‘pathway to profit’ to which we refer is merely the natural ‘per store’ leverage that occurs as the average net sales per month of a store increases. There are two diverging trends that occur as a store grows; first, the gross profit percentage at a store generally declines and, second, our operating and administrative expenses as a percentage of sales generally improve. The expense improvement starts on day one, the gross profit decline typically occurs when the average sales at a store move above $100 thousand per month. Fortunately, the expense improvements typically far outweigh the gross profit declines.
The best way to appreciate this dynamic is to look at the cost components of our business. The cost components of a store include the following: (1) cost of goods and (2) operating and administrative expenses. The operating and administrative expenses can be further split into (listed by relative size): (1) people costs (base pay, incentive pay, benefits, training, and payroll related taxes), (2) occupancy costs (facility expenses such as rent, property taxes, repairs, and depreciation on owned facilities, as well as utility costs, equipment expenses, and vending machine related expenses), and (3) ‘all other’ expenses. The largest component of the last category being the vehicles needed in each store to support selling activities.
The first component, costs of goods, is directly related to sales and fluctuations in sales. However, it is also heavily influenced by product and customer mix. Because of this influence, our gross profit (the residual of net sales after deducting the related cost of goods), when stated as a percentage of net sales, generally declines as the average monthly net sales of a store increases. This is due to the mix impact of larger customers.
The second component, operating and administrative expenses, does just the opposite, it generally improves as a percentage of net sales. This is due to the fixed nature of our ‘open for business’ expenses and the attractive incremental profit margin typically realized in our remaining variable expenses. The ‘open for business’ expenses are merely the expenses needed to ‘just keep the front door open’, and they relate to a base staffing level, a base facility cost, and base vehicle costs. These expenses do not generate a profit; however, they create the opportunity for future success (and expenses) that will generate profits. This future success generates a good profit and return, and drives our ‘pathway to profit’.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended March 31:

	Three-month Period
	2015	2014
Net sales	100.0%	100.0%
Gross profit	50.8%	51.2%
Operating and administrative expenses	29.4%	30.8%
Gain on sale of property and equipment	0.0%	0.0%
Operating income	21.4%	20.4%
Net interest income (expense)	0.0%	0.0%
Earnings before income taxes	21.4%	20.4%

Note – Amounts may not foot due to rounding difference.
Gross profit – The gross profit percentage in the first, second, third, and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2015	50.8%
2014	51.2%	50.8%	50.8%	50.5%
2013	52.3%	52.2%	51.7%	50.6%
Based on our current mix of store sizes, products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business), we believe a normal gross profit of our business is around 51%. However, we would expect this percentage to decline as our average store size grows (see discussion earlier under 'Profit Drivers of our Business' and below).
Historically, our short term gross profit percentages fluctuate due to impacts related to (1) transactional gross profit (either related to product and customer mix or to freight), (2) organizational gross profit (sourcing strength that can occur as we leverage buying scale and efficiency), and (3) supplier incentive gross profit (impacts from supplier volume allowances). In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third. The transactional gross profit, our most meaningful component, is heavily influenced by our store-based compensation programs, which are directly linked to sales growth and gross profit, and incentivize our employees to improve both.
An important aspect of our gross profit relates to our locations, our product mix, and our customer mix. Given the close proximity of our sales personnel to our customer’s business, we offer a very high service level with our sales, which is valued by our customers and improves our gross profit. Fasteners are our highest gross profit product line given the high transaction cost surrounding the sourcing and supply of the product for our customers. Fasteners currently account for approximately 40% of our sales. We expect any reduction in the mix of our sales attributable to fasteners to negatively impact gross profit, particularly as it relates to maintenance fasteners. Gross profit is also influenced by average store sales as noted earlier in this document. Larger stores have larger customers, whose more focused buying patterns allow us to offer them better pricing. As a result, growth in average store sales is expected to negatively impact gross profit. A final item of note, our fourth quarter has typically been the season with the most challenges surrounding gross profit. This relates to the decline in sales in November and December due to the ‘holiday season’ and due to the drop off in non-residential construction business. This drop off in sales reduces the utilization of our trucking network and can slightly reduce our gross profit.
Gross profit as a percentage of net sales decreased in the first quarter of 2015 from the first quarter of 2014. This decrease centered on transactional impacts driven by changes in product and customer mix.
Operating and administrative expenses - decreased as a percentage of net sales in the first quarter of 2015 versus the first quarter of 2014.
Historically, our two largest components of operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.
The three largest components of operating and administrative expenses grew or contracted as follows for the periods ended March 31 (compared to the same period in the preceding year):

	Three-month Period
	2015	2014
Employee related expenses	6.5%	6.4%
Occupancy related expenses	7.0%	8.6%
Selling transportation costs	-20.0%	17.5%
Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. For the first quarter of 2015, when compared to the first quarter of 2014, our performance bonuses and commissions grew, as well as our profit sharing contribution, due to our expanding profit growth from the past year. These factors, combined with an increase in full-time equivalent headcount (see table below), caused employee related expenses to grow and were partially offset by a focused reduction in overtime hours paid. For the first quarter of 2014, when compared to the first quarter of 2013, (1) our performance bonuses were lower due to modest earnings growth from the past year, (2) our industrial vending bonuses declined, and (3) our profit sharing contribution contracted. Nonetheless, total employee related expenses for the quarter grew due to (1) an increase in full-time equivalent headcount (see table below) and (2) nominal growth in our sales commissions.
On average, the full-time equivalent headcount grew as follows for the periods ended March 31 (compared to the same period in the preceding year):

	Three-month Period
	2015	2014
Store based	2.1%	15.0%
Total selling (includes store)	2.6%	14.5%
Distribution	7.4%	14.1%
Manufacturing	0.0%	9.2%
Total headcount	3.4%	13.8%
Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST Solutions® (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in the first quarter of 2015, when compared to 2014, was driven by (1) an increase in the amount of FAST Solutions® (industrial vending) equipment as discussed earlier in this document, and (2) an increased investment in our distribution infrastructure over the last several years, primarily related to automation. This increase was partially offset by a reduction in utility costs at store locations. The increase in the first quarter of 2014, when compared to the first quarter of 2013, was driven by (1) an increase in the amount of FAST Solutions® (industrial vending) equipment as discussed earlier in this document, (2) an increase in building utility cost due to a severe winter in January and February 2014, (3) a nominal increase in the number of store locations, and (4) an increased investment in our distribution infrastructure over the last several years, primarily related to automation. Two noteworthy components were industrial vending and utilities. The vending component represented 37% of the increase, while utilities represented 22% of the increase.
Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in the cost of sales. The decrease in the first quarter of 2015, when compared to 2014, was driven by the decline in fuel costs, which was partially offset by the increase in store headcount and the reduction in mileage per gallon associated with severe winter driving conditions. The dramatic increase in the first quarter of 2014, when compared to the first quarter of 2013, was driven by the increase in store headcount and the reduction in mileage per gallon associated with winter driving conditions.
The last several years have seen some variation in the cost of diesel fuel and gasoline – During the first quarter of 2015, our total vehicle fuel costs were approximately $8.8 million. During the first, second, third, and fourth quarters of 2014, our total vehicle fuel costs were approximately $11.9, $12.5, $11.5, and $9.5 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, changes in the number of other sales centered vehicles as a result of store openings and the expansion of our non-store sales force, and changes in driving conditions. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).
Income taxes – Income taxes, as a percentage of earnings before income taxes, were approximately 37.3% and 37.4%, respectively, for each of the first quarters of 2015 and 2014. As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at March 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2015	2014	2013	2015	2014	2015	2014
Accounts receivable, net	$521,094	473,181	418,733	47,913	54,448	10.1%	13.0%
Inventories	867,922	793,987	700,484	73,935	93,503	9.3%	13.3%
Operational working capital[1]	$1,389,016	1,267,168	1,119,217	121,848	147,951	9.6%	13.2%

Sales in last two months	$639,843	583,324	531,460	56,519	51,864	9.7%	9.8%
1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in net accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years of our international business and of our large customer accounts has created meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded exclusive brands (private label), (5) expanded industrial vending solutions, (6) national accounts growth, (7) international growth, and (8) expanded stocking breadth at individual stores. While all of these items impacted both 2015 and 2014, items (3) through (8) had the greatest impact.

BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the first quarter of 2015, we generated $180,105 (or 141.1% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2014, and the first quarter of 2015, we incurred some short-term debt to fund capital expenditures, purchases of our common stock, and dividends. This was expected and is expected to continue in 2015.
Our dividends (per share basis) were as follows in 2015 and 2014:

	2015		2014
First quarter	$0.28		$0.25
Second quarter	0.28	*	0.25
Third quarter			0.25
Fourth quarter			0.25
Total	$0.56		$1.00
*The second quarter dividend was declared on April 13, 2015, and is payable on May 26, 2015 to shareholders of record at the close of business on April 28, 2015.
STOCK PURCHASES
During the first quarters of 2015 and 2014, we purchased 2,000,000 and 200,000 shares respectively, of our common stock at an average price of approximately $40.93 and $44.24 per share, respectively. Because we had exhausted our existing stock purchase authorization during the first quarter of 2015, on March 26, 2015 our board of directors authorized us to purchase up to 4,000,000 additional shares of our common stock. To date, no shares of common stock have been purchased under this new authority.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ANNUAL MEETING OF SHAREHOLDERS PRESENTATION
On Tuesday, April 21, 2015, we will be holding our annual meeting of shareholders at our offices at 2001 Theurer Boulevard, Winona, MN. The meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the third business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2015 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2016.
Our logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, plan, goal, strive, project, will, potential, momentum, trend, target, normal, and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, difficulty in hiring, relocating, training or retaining qualified personnel, failure to accurately predict the number of North American markets able to support stores or to meet store opening goals, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature or price of distribution and other technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	March 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$120,790	114,496
Trade accounts receivable, net of allowance for doubtful accounts of $13,316 and $12,619, respectively	521,094	462,077
Inventories	867,922	869,224
Deferred income tax assets	21,578	21,765
Other current assets	97,563	115,703
Total current assets	1,628,947	1,583,265

Property and equipment, less accumulated depreciation	783,151	763,889
Other assets, net	11,839	11,948

Total assets	$2,423,937	2,359,102

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$125,000	90,000
Accounts payable	132,234	103,909
Accrued expenses	168,943	174,002
Income taxes payable	66,186	7,442
Total current liabilities	492,363	375,353

Deferred income tax liabilities	68,761	68,532

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 293,955,044 and 295,867,844 shares issued and outstanding, respectively	2,940	2,959
Additional paid-in capital	—	33,744
Retained earnings	1,887,159	1,886,350
Accumulated other comprehensive loss	(27,286)	(7,836)
Total stockholders' equity	1,862,813	1,915,217

Total liabilities and stockholders' equity	$2,423,937	2,359,102

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)
	Three Months Ended March 31,
	2015	2014
Net sales	$953,317	876,501

Cost of sales	469,267	428,023
Gross profit	484,050	448,478

Operating and administrative expenses	280,387	269,843
Gain on sale of property and equipment	(108)	(216)
Operating income	203,771	178,851

Interest income	99	120
Interest expense	(358)	(126)

Earnings before income taxes	203,512	178,845

Income tax expense	75,906	66,914

Net earnings	$127,606	111,931

Basic net earnings per share	$0.43	0.38

Diluted net earnings per share	$0.43	0.38

Basic weighted average shares outstanding	295,238	296,642

Diluted weighted average shares outstanding	295,937	297,495

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net earnings	$127,606	111,931
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	19,412	17,281
Gain on sale of property and equipment	(108)	(216)
Bad debt expense	2,883	2,796
Deferred income taxes	416	356
Stock-based compensation	1,620	1,380
Excess tax benefits from stock-based compensation	(451)	(550)
Amortization of non-compete agreements	132	132
Changes in operating assets and liabilities:
Trade accounts receivable	(66,065)	(61,646)
Inventories	(5,151)	(9,919)
Other current assets	18,140	7,031
Accounts payable	28,325	6,444
Accrued expenses	(5,059)	(10)
Income taxes	59,195	72,679
Other	(790)	(4,391)
Net cash provided by operating activities	180,105	143,298

Cash flows from investing activities:
Purchases of property and equipment	(43,922)	(32,564)
Proceeds from sale of property and equipment	1,663	1,054
Net increase in marketable securities	—	(2)
Net (increase) decrease in other assets	(23)	22
Net cash used in investing activities	(42,282)	(31,490)

Cash flows from financing activities:
Borrowings under line of credit	175,000	140,000
Payments against line of credit	(140,000)	(140,000)
Proceeds from exercise of stock options	2,080	1,641
Excess tax benefits from stock-based compensation	451	550
Purchases of common stock	(81,865)	(8,847)
Payments of dividends	(82,846)	(74,193)
Net cash used in financing activities	(127,180)	(80,849)

Effect of exchange rate changes on cash and cash equivalents	(4,349)	(444)

Net increase in cash and cash equivalents	6,294	30,515

Cash and cash equivalents at beginning of period	114,496	58,506

Cash and cash equivalents at end of period	$120,790	89,021

Supplemental disclosure of cash flow information:
Cash paid during each period for interest	$358	70
Net cash paid (received) during each period for income taxes	$16,292	(6,216)

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282